Exhibit 99.1

           Dolby Laboratories Updates Fiscal 2005 Financial Guidance;
             IPO Lockup Agreements Extended Until September 1, 2005

    SAN FRANCISCO--(BUSINESS WIRE)--Aug. 15, 2005--Dolby Laboratories (NYSE:DLB) announced today that it is updating its previously announced revenue guidance for its fiscal year ending September 30, 2005, to a range of $315 to $330 million based on royalty reports it has received from its licensing customers since the beginning of August 2005.
    Dolby generally books licensing revenue upon its receipt of licensees' royalty statements, which are typically delivered within 30 to 60 days following the end of the quarter in which such licensees ship products. To date, Dolby has received approximately half of the royalty reports it expects to receive during its current fiscal quarter, although several of the Company's significant licensees have yet to deliver royalty reports this quarter. Nonetheless, the royalty reports Dolby has received since the beginning of August indicate that those customers are shipping fewer products incorporating Dolby(R) technologies than had been previously forecasted. This may be attributable in part to a slowdown in the growth of sales of traditional consumer DVD players by licensees and to slower than anticipated adoption by consumers of recordable and next-generation DVD players. In addition, some of Dolby's consumer electronics product manufacturer licensees are reducing the complexity of their low-end DVD players, and are incorporating fewer Dolby technologies into these products as a result. Moreover, the consumer electronics product industry has also seen a movement by discount retailers toward lower-end, Chinese-manufactured DVD players. The Company has experienced challenges with Chinese consumer electronics product manufacturers underreporting shipments of their products that incorporate Dolby technologies. These are trends that Dolby has previously discussed in its periodic reports and earnings conference calls. As the Company also announced previously, Dolby plans to introduce a pilot program during its current fiscal quarter to audit selected licensees as part of the Company's continuing efforts to help ensure that it is receiving proper royalty payments.
    Dolby decided to revise its guidance for fiscal 2005 at this time primarily due to the scheduled expiration at the end of business today, Monday, August 15, 2005, of the lock-up agreements that Dolby's security holders entered into in connection with Dolby's initial public offering in February of this year. As a result of this announcement, the lock-up period will be extended through Thursday, September 1, 2005.
    Dolby continues to strive to develop and advance technologies for the entertainment industries that provide long-term benefits for industry professionals, audiences, and consumers, and, accordingly, focuses primarily on the long-term growth of its business. As indicated in its SEC filings and reports and news releases, Dolby has experienced and expects to continue to experience fluctuations in its quarterly operating results.

    About Dolby Laboratories

    Dolby Laboratories (NYSE:DLB) develops and delivers products and technologies that make the entertainment experience more realistic and immersive. For four decades, Dolby has been at the forefront of defining high-quality audio and surround sound in cinema, broadcast, home audio systems, cars, DVDs, headphones, games, televisions, and personal computers. Based in San Francisco with European headquarters in England, the company has entertainment industry liaison offices in New York and Los Angeles, and licensing liaison offices in London, Shanghai, Beijing, Hong Kong, and Tokyo. For more information about Dolby Laboratories or Dolby technologies, please visit www.dolby.com.
    Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. S05/16637 DLB-F

    Certain statements in this press release, including statements relating to Dolby's expectations regarding revenue for its fiscal year ending September 30, 2005, are "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties actual results may differ materially from those projected. These risks and uncertainties include, without limitation, the following: uncertainties associated with trends in sales by manufacturers of consumer electronics products that incorporate Dolby's technologies; the timing of Dolby's receipt of royalty reports and/or payments from its licensees; Dolby's ability to maintain and strengthen the Dolby brand; Dolby's ability to develop and deliver innovative technologies in response to changes in the entertainment industry; risks associated with Dolby's ability to have its products and technologies adopted as industry standards; Dolby's ability to enforce its intellectual property rights; Dolby's ability to develop, maintain, and strengthen relationships with industry participants; Dolby's ability to have semiconductor manufacturers incorporate Dolby's technologies into their ICs; the growth of markets for surround sound technologies; competition risks; pricing pressures; risks associated with conducting business in China and other countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with operating Dolby's business internationally; risks associated with licensing certain of Dolby's technologies in patent pools; Dolby's ability to develop proprietary technology in markets in which open standards are adopted; risks associated with the health of the motion picture industry generally; the growth of the market for digital cinema; Dolby's ability to expand its business into non-sound technologies; and other risks detailed in Dolby's Securities and Exchange Commission filings and reports, including its quarterly report on Form 10-Q filed with the SEC for the quarter ended July 1, 2005. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

    CONTACT: Dolby Laboratories
             Paula Dunn, 415-645-4100
             investor@dolby.com